Exhibit 12.4

DELUXE CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                    Years Ended December 31,
                                                                    ------------------------
                                          1999        1998        1997        1996        1995        1994        1993
                                          ----        ----        ----        ----        ----        ----        ----

Earnings
--------
Income from Continuing Operations
before Income Taxes                     $324,655    $242,915    $115,150    $118,765    $169,319    $246,706    $235,913

Interest expense
(excluding capitalized interest)           8,506       8,273       8,822      10,649      13,099       9,733      10,070

Portion of rent expense under
long-term operating leases
representative of an interest factor      14,640      15,126      13,621      13,467      14,761      13,554      13,259

Amortization of debt expense                 263         122         122         121          84          84          84
                                        --------    --------    --------    --------    --------    --------    --------

TOTAL EARNINGS                          $348,064    $266,436    $137,715    $143,002    $197,262    $270,077    $259,326


Fixed charges
-------------

Interest Expense
(including capitalized interest)           9,479       9,664    $  9,742    $ 11,978    $ 14,714    $ 10,492    $ 10,555

Portion of rent expense under
long-term operating leases
representative of an interest factor      14,640      15,126      13,621      13,467      14,761      13,554      13,259

Amortization of debt expense                 263         122         122         121          84          84          84
                                        --------    --------    --------    --------    --------    --------    --------

TOTAL FIXED CHARGES                     $ 24,382    $ 24,912    $ 23,485    $ 25,566    $ 29,559    $ 24,130    $ 23,898



RATIO OF EARNINGS
TO FIXED CHARGES:                           14.3        10.7         5.9         5.6         6.7        11.2        10.9
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